BH LLP Draft
June 9, 2010

ETERNAL ENERGY CORP.
2549 West Main Street, Suite 202
Littleton, CO 80120
Telephone: (303) 798-5235 Facsimile: (303) 798-5767

June 18, 2010

American Eagle Energy Inc.
27 North 27th Street, Suite 21G
Billings, MT  59101

Attention:  Richard Findley

Dear Mr. Findley:

Re:	Hardy Assets; Spyglass Assets

This letter sets out the agreement between the undersigned concerning the matters described below:

Background

A.           Eternal Energy Corp. and its nominee, EERG Energy ULC, its wholly-owned Canadian subsidiary (collectively, “Eternal”), own approximately 4,320 net acres located in Saskatchewan Province, Canada, and certain leases, assets, interests, and rights related thereto, all as set forth and described in Schedule “A” attached hereto (collectively, the “Hardy Assets”).

B.           American Eagle Energy Inc. and its nominee, AEE Canada Inc., its wholly-owned Canadian subsidiary (collectively, “American Eagle”), own approximately 5,990 net acres located in Divide County, North Dakota, and certain leases, assets, interests, and rights related thereto, all as set forth and described in Schedule “B” attached hereto (collectively, the “Spyglass Assets”).

C.           Eternal has agreed to sell and American Eagle has agreed to purchase a 50% undivided interest in the Hardy Assets in consideration of American Eagle’s sale to Eternal of a 50% undivided interest in the Spyglass Assets, as described below.

Agreement

Now, therefore, the parties agree as follows:

1.	Schedules. The following schedules are attached hereto and made a part of this Agreement:

Schedule “A”  -             Hardy Assets
Schedule “B”  -              Spyglass Assets
Schedule “C”  -              Form of Operating Agreement

2.
Sale of Hardy Assets; Sale of Spyglass Assets.  Eternal, for the consideration set out in Clause 3, agrees to sell, convey, transfer, and assign to American Eagle 50% of Eternal’s right, title, estate, and interest in and to the Hardy Assets.  American Eagle, for the consideration set out in Clause 3, agrees to sell, convey, transfer, and assign to Eternal 50% of American Eagle’s right, title, estate, and interest in and to the Spyglass Assets.

3.
Consideration.  In consideration of these premises, the respective representations and warranties of the parties, the sale, conveyance, transfer, and assignment transactions contemplated herein, (i) American Eagle shall sell, convey, transfer, and assign to Eternal 50% of American Eagle’s right, title, estate, and interest in and to the Spyglass Assets and (ii) Eternal shall sell, convey, transfer, and assign to American Eagle 50% of Eternal’s right, title, estate, and interest in and to the Hardy Assets.

4.
Management and Operation of the Hardy Assets and the Spyglass Assets.  The management and operation of the Hardy Assets and the Spyglass Assets shall be governed by an Operating Agreement, the general form of which (subject to commercially reasonable modifications) is attached hereto as Schedule “C” (the “Operating Agreement”).  Eternal and American Eagle shall each execute the Operating Agreement as soon as commercially reasonable, but, in any event, no later than 30 days, following Closing (as defined below).

5.
Closing.  The closing shall take place on June 25, 2010 at such time, place, and manner as the parties may mutually agree upon in writing (the “Closing”).  On Closing (a) Eternal shall execute and deliver such general and specific conveyances, transfers, and assignments, and other documents, as American Eagle may reasonably require to complete the sale, conveyance, transfer, and assignment of the Hardy Assets, and (b) American Eagle shall execute and deliver such general and specific conveyances, transfers, and assignments, and other documents, as Eternal may reasonably require to complete the sale, conveyance, transfer, and assignment of the Spyglass Assets.  Each party shall also deliver such further documentation as the other party may reasonably request to complete the transactions contemplated hereby, including, without limitation, officer’s certificates in respect of each party’s representations and warranties.  All documentation delivered at Closing shall be in form and substance satisfactory to the parties, acting reasonably.  Eternal shall make available to American Eagle all of its lease and agreement files and other records pertaining to the Hardy Assets as soon as commercially reasonable following Closing and American Eagle, in turn, shall make available to Eternal all of its lease and agreement files and other records pertaining to the Spyglass Assets as soon as commercially reasonable following Closing.

6.	Representations and Warranties.

(a)	Eternal: Eternal makes the following representations and warranties to American Eagle, all of which shall be true and accurate in all material respects as of the Closing:

(i)
Organization and Standing:  Eternal Energy Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and EERG Energy ULC is a corporation duly organized, validly existing and in good standing under the laws of Saskatchewan Canada;

(ii)
Power and Authority:  Eternal has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations hereunder.  This Agreement has been approved by all necessary corporate action on the part of Eternal and the consummation of this Agreement will not violate, nor be in conflict with, (A) any provision of the governing documents of Eternal, (B) any agreements to which Eternal is a party, or (C) any judgment, decree, ordinance, law, regulation, or permit;

(iii)
Enforceability:  This Agreement and all other agreements and instruments executed in accordance herewith shall constitute the valid and binding obligation of Eternal enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights of creditors generally and subject to the general principles of equity;

(iv)	Sole Ownership and No Encumbrances: Eternal is the sole owner of and has good and marketable title to the Hardy Assets, free and clear of material liens, claims, and encumbrances;

(v)
No Consents or Rights of First Refusal:  There are no consents required or rights of first refusal or similar rights triggered as a result of the contemplated sale and transfer of the Hardy Assets or the transactions contemplated by the Closing;

(vi)
Compliance with Laws:  To the best of Eternal’s knowledge, all laws, rules, regulations, ordinances, and orders of all local, provincial, and federal governmental bodies having jurisdiction over the Hardy Assets have been complied with; and

(vii)	Full Disclosure: To the best of Eternal’s knowledge, none of the above representations and warranties fails to state a material fact necessary to make the statements contained therein not misleading.

(b)	American Eagle: American Eagle makes the following representations and warranties to Eternal, all of which shall be true and accurate in all material respects as of the Closing:

(i)
Organization and Standing:  American Eagle Energy Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and AEE Canada Inc. is a corporation duly organized, validly existing and in good standing under the laws of Saskatchewan Canada;

(ii)
Power and Authority:  American Eagle has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations hereunder.  This Agreement has been approved by all necessary corporate action on the part of American Eagle and the consummation of this Agreement will not violate, nor be in conflict with, (A) any provision of the governing documents of American Eagle, (B) any agreements to which American Eagle is a party, or (C) any judgment, decree, ordinance, law, regulation, or permit;

(iii)
Enforceability:  This Agreement and all other agreements and instruments executed in accordance herewith shall constitute the valid and binding obligation of American Eagle enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights of creditors generally and subject to the general principles of equity;

(iv)	Sole Ownership and No Encumbrances: American Eagle is the sole owner of and has good and marketable title to the Spyglass Assets, free and clear of material liens, claims, and encumbrances.

(v)
No Consents or Rights of First Refusal:  There are no consents required or rights of first refusal or similar rights triggered as a result of the contemplated sale and transfer of the Spyglass Assets or the transactions contemplated by the Closing;

(vi)
Compliance with Laws:  To the best of American Eagle’s knowledge, all laws, rules, regulations, ordinances and orders of all local, state, and federal governmental bodies having jurisdiction over the Spyglass Assets have been complied with; and

(vii)
Full Disclosure:  To the best of American Eagle’s knowledge, none of the above representations and warranties fails to state a material fact necessary to make the statements contained therein not misleading.

7.
Survival.  The representations and covenants of Eternal and American Eagle shall survive the Closing for a period of 6 months and shall be deemed to apply to all agreements and instruments executed in accordance herewith, it being the express intention of the parties that there shall not be any merger of the aforesaid representations and covenants notwithstanding any rule of law, equity, or statute to the contrary, all such rules being waived.  Each of Eternal and American Eagle shall indemnify the other from and against all claims arising within the aforesaid survival period that are occasioned by reason of a representation being untrue or inaccurate.

8.
No Consequential Damages.  No party shall be liable to the other hereunder for indirect, consequential, special, or punitive damages, including, without limitation, loss of future revenue, income or profits, diminution of value, or loss of business reputation or opportunity.

9.
Press Releases; SEC Reports.  The parties each acknowledge that the other is a publicly traded entity and that each shall be required to issue a press release and to file with the Securities and Exchange Commission a Current Report on Form 8-K concerning this Agreement and the transactions contemplated hereunder.  Nothing herein shall prevent a party from furnishing any information to any governmental agency or regulatory authority or to the public insofar and to the extent such disclosure is required by applicable law (including, without limitation, securities laws or the rules or regulations of any stock exchange or other trading medium applicable to such party), provided that a party that proposes to make such a public disclosure shall, to the extent reasonably possible, provide the other party with a draft of such statement in sufficient time prior to its release to enable such other party to review such draft and advise the disclosing party of any comments it may have with respect thereto.

10.	Amendment. This Agreement may only be amended by a formal written instrument executed by proper signing officers for the parties.

11.
Waiver.  The parties acknowledge and agree that any waiver of the provisions of this Agreement shall only be binding upon the waiving party if evidenced in writing and signed on behalf of the waiving party; any such waiver shall apply only to the particular breach, default, obligation, or provision specifically identified and waived and not to any other breaches, defaults, obligations, or provisions, whether or not similar; any such waiver shall not constitute a continuing waiver unless expressly stated; and any delay or omission on the part of a party in exercising any right or power under this Agreement shall not impair the ability of such party to exercise such right or power or be considered to be a waiver of, or acquiescence to, any breach or default.

12.
Notices.  Any notices which may be required to be given under the terms of this Agreement shall be in writing and shall be considered duly delivered if personally delivered or sent by facsimile to the addresses of the parties as set out below:

If to Eternal:	If to American Eagle:
Eternal Energy Corp. 2549 West Main Street, Suite 202 Littleton, Colorado 80120 Facsimile: 303.798.5767 Attn: Brad Colby Chief Executive Officer	American Eagle Energy Inc. 27 North 27th Street, Suite 21G Billings, Montana 59101 Facsimile: Attn: Richard Findley President

13.	Non-Assignable. This Agreement is not assignable by either party without the prior written consent of the other party, such consent not to be unreasonably withheld, delayed, or denied.

14.	Inurement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and/or assigns.

15.	Headings. The headings utilized in this Agreement are inserted for convenience of reference only and shall not affect the construction of the provisions hereof.

16.	Gender and Number. This Agreement shall be read with all changes in gender and number as may be required by the context.

17.
Conflict.  Wherever any provision, whether express or implied, of any schedule conflicts or is at variance with any provision of the main body of this Agreement, the provision in the main body shall prevail.  Wherever any provision, whether express or implied, of this Agreement conflicts or is at variance with any documentation issued in furtherance thereof, the provision of this Agreement shall prevail.

18.	Governing Laws/Courts.

(a)
Governing Laws:  This Agreement shall, in all respects, be subject to, interpreted, construed, and enforced in accordance with and under the laws of the State of North Dakota, without regard to principals of conflicts of law.  To the extent that the location of the Hardy Assets in the Province of Saskatchewan requires the application of the laws in force in the Province of Saskatchewan, such laws shall be adduced as evidence in the North Dakota courts having jurisdiction in respect of a dispute arising hereunder.

(b)
Courts:  The parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the State of North Dakota and courts of appeal therefrom in respect of all matters arising out of this Agreement.

19.
Invalidity of Provisions.  If any provision of this Agreement or the application thereof to any party or circumstance shall to any extent be held invalid, illegal, or unenforceable by a court of competent jurisdiction, the remainder of this Agreement, the application of such provision to parties or circumstances other than those to which it is held invalid, illegal, or unenforceable, or the validity, legality, or enforceability of such provision in any other jurisdiction shall not in any way be affected or impaired thereby and such provision shall be severable from this Agreement to the extent of such invalidity, illegality, or unenforceability.

20.
Negotiated Transaction.  The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

21.
Intent; Further Assurances.  It is Eternal’s intent to convey, transfer, and assign to American Eagle 50% of Eternal’s right, title, estate, and interest in and to the Hardy Assets, legal, beneficial, or equitable; and it is likewise American Eagle’s intent to convey, transfer, and assign to Eternal 50% of American Eagle’s right, title, estate, and interest in and to the Spyglass Assets, legal, beneficial, or equitable.  In this regard, both parties agree to execute and deliver all such instruments, conveyances, and other documents and do such other acts not inconsistent with the terms of this Agreement as may be necessary or advisable to carry out each party’s intent as stated herein.

22.
Complete Agreement.  This Agreement constitutes the complete agreement between the parties regarding the matters addressed herein and shall supercede all prior agreements between the parties in relation thereto, whether written or oral.

23.
Counterpart Execution/Delivery.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original but all of which together shall constitute one and the same instrument.  In addition, facsimile or scanned email copies of executed counterparts shall be conclusively regarded for all purposes as originally executed counterparts pending the delivery of the originals.

Please confirm your agreement to the foregoing by signing and returning a copy of this Agreement to the attention of the undersigned prior to 4:30 p.m. MDT on June 1, 2010.

Sincerely,

ETERNAL ENERGY CORP.

Per:	/s/ Bradley M. Colby
Bradley M. Colby
Chief Executive Officer

AGREED to and ACCEPTED this 18th day of June, 2010.

AMERICAN EAGLE ENERGY INC.

Per:	/s/ Richard Findley
Richard Findley
President

SCHEDULE “A”

HARDY ASSETS

Title Documents	Lands
Lease PN62328 Converted from EL 00795 (Block 4067)	4-21 W2M: W/2 5 & All 6 PNG Surface To The Top of the Precambrian
Lease PN62329 Converted from EL 00795 (Block 4071)	4-21 W2M: N/2 & SE 9, LSDs 5 & 6, 16, 17, 18 and W/2 21 PNG Surface To The Top of the Precambrian
Lease PN61691 (Parcel 227)	4-21 W2M: NE & S/2 4 PNG Surface To The Top of the Precambrian
Lease PN61692 (Parcel 228)	4-21 W2M: NE 5 PNG To The Top Of The Precambrian
Lease PN61693 (Parcel 229)	4-21 W2M: 9 LSDs 3 & 4 PNG From The Top Of The Watrous Formation to the Top of the Precambrian

SCHEDULE “B”

SPYGLASS ASSETS

SCHEDULE “C”

FORM OF OPERATING AGREEMENT